Filed pursuant to Rule 433(d)
                                           Registration Statement No. 333-130051


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                  KEYnotes                                            > Overview
Essential. Defining. Accessible.
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     KEYnotes are exchange traded notes (ETNs) which are designed to provide investors with a convenient way to participate in the returns of a specific market or strategy. ETNs are senior, unsecured, debt securities of a particular issuer not affiliated with First Trust. ETNs can offer exposure to various market indexes (including equity and debt), currencies, commodities or a combination thereof while providing the flexibility of exchange traded securities that can be bought and sold through a broker or financial advisor on a United States securities exchange.

ETNs vs. COMPARABLE INVESTMENTS

     ETNs, exchange-traded funds (ETFs) and mutual funds all provide investors with exposure to the returns of various underlying market indexes or strategies. However, certain investors may find that the different features provided by ETNs may make them more attractive than ETFs or mutual funds.


                        ETNS                            ETFS                                    MUTUAL FUNDS
------------------------------------------------------------------------------------------------------------------------------
TYPE OF SECURITY        SEC registered debt security    Registered investment company(3)        Registered investment company

OWNERSHIP               Senior, unsecured debt          Equity ownership in                     Equity ownership in
                        obligations of the issuer       underlying assets                       underlying assets

PRIMARY RISK            Credit and market risk          Market risk                             Market risk

LIQUIDITY               Intraday on exchange            Intraday on exchange                    Daily (close of business)
                        at market price or daily        at market price                         at net asset value
                        repurchase by issuer(1)

DISTRIBUTIONS           None                            Yes                                     Yes

MATURITY                Typically 15 - 30 years         Perpetual                               Perpetual

SHORT SALES(2)          Available on both an            Available on both an                    No
                        uptick and a downtick,          uptick and a downtick,
                        subject to borrowing ability    subject to borrowing ability

VOTING RIGHTS           No                              Yes                                     Yes
------------------------------------------------------------------------------------------------------------------------------



(1) You may exercise your right to have an issuer repurchase the notes subject to restrictions. Each issuer may require investors to have a minimum number of notes for repurchase and a repurchase fee may apply. Please consult your financial advisor for more information.

(2) With short sales, you risk paying more for the security than you received from its sale.

(3) Some ETFs are also registered as trusts, partnerships or commodity pools and are not registered investment companies.

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                  KEYnotes                                            > Overview
Essential. Defining. Accessible.
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WHAT ARE SOME OF THE RISK CONSIDERATIONS?

An investment in ETNs involves risks, including possible loss of principal. Each ETN offering will differ in characteristics and involve risks not associated with conventional debt securities.You should refer to the relevant prospectus, which describes the risks in detail. Listed below is a summary of some of the potential risks that may be associated with an ETN.

YOUR INVESTMENT MAY RESULT IN A LOSS

The return on each ETN is linked to the performance of its underlying market measure, which, in turn, is linked to the prices of the components underlying such market measure.These prices may change unpredictably, affecting the value of the underlying index and, consequently, the value of your ETN may perform in unexpected ways.

INVESTOR FEE

The amount received upon repurchase or maturity of the ETN is based on the value of the index and is reduced by the applicable investor fee. You will lose some or all of your investment if the value of the underlying index or reference asset on the applicable valuation date is less than its value on the inception date or if such value increases by less than the aggregate investor fee.

NO INTERIM DISTRIBUTIONS

ETNs generally do not pay any interest during the life of the ETN.You should review the relevant prospectus to determine whether distributions apply to the ETN and, if so, at what rate.

ISSUER RISK

ETNs are senior unsecured obligations of the issuer.The repayment of the principal and any applicable return at maturity or upon repurchase by the issuer are dependent on that issuer's ability to pay.

TAX CONSEQUENCES(4)

Significant aspects of the tax treatment of ETNs are uncertain. We urge you to consult your tax advisors concerning the significance, and the potential impact, of the tax considerations and about your own tax situation.

A TRADING MARKET MAY NOT DEVELOP; AN ISSUER'S OBLIGATION TO REPURCHASE ETNs IS SUBJECT TO SUBSTANTIAL RESTRICTIONS

The issuer will make an application for listing ETNs on an exchange. The issuer may engage in limited purchase and resale transactions in the notes although they are not required to do so.The issuer is not required to maintain any listing of offered notes on an exchange.However, holders may elect to exercise their right to have the issuer repurchase their notes, but such repurchase is subject to compliance with applicable size and procedural requirements.

POTENTIAL CONFLICTS

The issuer and its affiliates play a variety of roles in connection with the issuance of ETNs, including acting as note calculation agent, and may have economic interests that are adverse to your interests as a holder of ETNs.

DELISTING

If the applicable index calculation agent discontinues disclosure of the intraday indicative value of the applicable index, the ETNs may become delisted from the relevant exchange.

SUITABILITY

ETNs may not be suitable for all investors. Investment suitability must be determined individually for each investor.This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.


(4) First Trust and any issuer of ETNs do not provide tax advice. These materials are not intended or written to be used, and cannot be used, by any taxpayer for the purpose of avoiding tax penalties that may be imposed upon the taxpayer. Each taxpayer should seek advice from an independent tax adviser regarding the matter based on the taxpayer's particular circumstances.There is no limitation on the disclosure of the tax treatment or tax structure of the matter.

Each issuer will have filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to the offering that the issuer has filed with the SEC for more complete information about the issuer and the offering of any securities. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any agent or any dealer participating in an offering will arrange to send you the prospectus, each prospectus supplement, and any other document related to the offering if you so request by calling toll-free 866-848-9727.


First Trust and KEYnotes are trademarks of First Trust Advisors L.P.


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FIRST TRUST
1001 Warrenville Road
Lisle, Illinois 60532
1-866-848-9727
www.ftportfolios.com

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                        NOT FDIC INSURED o NOT BANK GUARANTEED o MAY LOSE VALUE
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